Exhibit 99.1

GTx Attains Enrollment Goal for its Enobosarm POWER 1 and POWER 2

Phase III Clinical Studies

MEMPHIS, TN.— December 17, 2012— GTx, Inc. (Nasdaq: GTXI) today announced that it has attained its enrollment goal for both of its pivotal Phase III clinical studies of enobosarm to prevent and treat muscle wasting in non-small cell lung cancer patients.

“More than 600 patients in the United States, Eastern Europe and South America are now participating in our two definitive Phase III clinical studies of enobosarm”, said Mitchell Steiner, MD, CEO of GTx. “After the last patient completes each of the five month studies, we expect to receive top line data during the latter part of our second quarter in 2013. We are excited about the potential of enobosarm to prevent and treat muscle wasting in patients suffering from non-small cell lung cancer.”

GTx is assessing the ability of enobosarm to prevent and treat muscle wasting in non-small cell lung cancer patients in two pivotal Phase III clinical trials, POWER 1 and POWER 2. In each of the placebo-controlled, double-blind clinical trials, approximately 300 patients with Stage III or IV non-small cell lung cancer have been randomized to oral daily doses of placebo or enobosarm 3 mg at the time they began first line standard platinum doublet chemotherapy. The studies are evaluating as co-primary endpoints at three months of treatment the responder rates of enobosarm versus placebo on maintaining or improving total lean body mass (muscle) assessed by dual x-ray absorptiometry and improving physical function measured by the Stair Climb Test. Durability of the drug effect is being evaluated as a secondary endpoint at five months of treatment.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, cancer supportive care, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx's clinical trials for enobosarm (also known as Ostarine® or GTx-024). GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all; (iii) that clinical trials being conducted by GTx may not be completed on schedule, or at all, or may otherwise be suspended or terminated; or (iv) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012 contains under the heading, "Risk Factors", a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Source:

GTx, Inc.

Marc Hanover, President and Chief Operating Officer

901-523-9700